Exhibit 99.1

Finish Line Announces Reinstatement and 20% Increase of Cash Dividend and the Authorization of a Stock Repurchase Program

Indianapolis, Indiana – July 17, 2008 – The Finish Line, Inc. (the “Company”) (Nasdaq: FINL) announced today that its Board of Directors has reinstated the quarterly cash dividend program with a 20% increase to $0.03 per share of Class A and Class B common stock.  The first quarterly cash dividend will be payable on September 15, 2008, to shareholders of record on August 29, 2008.

Alan H. Cohen, Chairman of the Board and Chief Executive Officer of The Finish Line, Inc. stated, "The Board's decision recognizes our improved financial performance, as well as the long-term opportunities we believe lie ahead.  Further, the Board is committed to actions that can contribute to the total return to our shareholders."

The Company also announced that its Board of Directors authorized a new stock repurchase program to repurchase up to 5 million shares of the Company's Class A common stock, or approximately 9% of the aggregate Class A and Class B common stock outstanding.  Under the stock repurchase program, the Company may purchase shares through December 31, 2011.  The Company believes that adoption of the repurchase program could be a viable use of excess cash.  Such purchases, if any, will occur from time to time, as market conditions warrant and as the Company deems appropriate when judged against other alternative uses of cash.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending and utility and product costs; general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 699 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, ext. 6914
Executive Vice President - CFO
The Finish Line, Inc., Indianapolis

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, ext. 6827
Corporate Communications Manager
The Finish Line, Inc., Indianapolis